Exhibit 10.8.3
PERFORMANCE SHARE UNIT AGREEMENT
under the
SUNCOKE ENERGY, INC. LONG-TERM PERFORMANCE ENHANCEMENT PLAN

This Performance Share Unit Agreement (the “Agreement”), is entered into as of __________________________ (the “Agreement Date”), by and between SunCoke Energy, Inc. (“SunCoke”) and ______________________, an employee of SunCoke or one of its Affiliates (the “Participant”).
W I T N E S S E T H:
WHEREAS, the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan (the “Plan”) is administered by the Compensation Committee or its duly appointed sub-committee (the Compensation Committee or such sub-committee, the “Committee”), and the Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan, an award (the “Award”) of Performance Share Units (“PSUs”), representing rights to receive shares of Common Stock, which Award is subject to a risk of forfeiture by the Participant, with the payout of such PSUs being conditioned upon the attainment of performance goals established by the Committee for the applicable performance period and the Participant’s continued employment with SunCoke or one of its Affiliates through the Determination Date (as defined herein); and
WHEREAS, the Participant has determined to accept such Award.
NOW, THEREFORE, in consideration of these premises and the mutual promises of each of the Parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SunCoke and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE I
AWARD OF PERFORMANCE SHARE UNITS
1.1    Identifying Provisions. For purposes of this Agreement, the following terms shall have the following respective meanings:
(a)    Participant: _____________________________________
(b)    Grant Date: _____________________________________
(c)    Target Number of PSUs: _________________________

(d)	Performance Period: Three-year period ending on December 31, ______
Any initially capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.
1.2    Award of PSUs. Subject to the terms and conditions of the Plan and this Agreement, the Participant is hereby granted the target number of PSUs set forth in Section 1.1.
1.3    Dividend Equivalents. The Participant shall be entitled to receive payment from SunCoke in an amount equal to each cash dividend (“Dividend Equivalent”) payable subsequent to the Grant Date, just as though such Participant, on the record date for payment of such dividend, had been the holder of record of shares of Common Stock equal to the target number of PSUs. SunCoke shall establish a bookkeeping methodology to account for the Dividend Equivalents to be credited to the Participant. The Dividend Equivalents will not bear interest.
1.4    Adjustment, Vesting and Payment of PSUs and Dividend Equivalents.
(a)Adjustment.
(1)The target number of PSUs subject to each PSU Award shall be adjusted by the Committee after the end of the three-year performance period that begins on January 1, _____ and ends on December 31, _____, based on the level of achievement of the performance goal(s) established with respect to the performance period as set forth in the attached Exhibit A. The date that the Committee determines the level of performance goal achievement applicable to the Award is the “Determination Date”.
(2)Dividend Equivalents will be subject to the same adjustment, determined by multiplying the amount of Dividend Equivalents as of the Determination Date by the percentage adjustment made to the PSUs.
(b)Vesting. Except as set forth in Section 1.5(b), (c) and (d) below, a Participant shall become vested in his PSU Award and related Dividend Equivalents on the Determination Date, if he remains in continuous employment with SunCoke or one of its Affiliates until the Determination Date. PSUs and Dividend Equivalents that do not vest shall be forfeited.
(c)Payment. Except as set forth in Section 1.5(b) and (c) below, actual payment for vested PSUs and vested Dividend Equivalents shall be made to the Participant within one month after the Determination Date.
(1)Payment for vested PSUs. Payment for vested PSUs shall be made in shares of Common Stock. The number of shares of Common Stock paid to the Participant shall be equal to the number of PSUs that vest on the Determination Date.
(2)Payment of Related Dividend Equivalents. Payment for the vested Dividend Equivalents will be made in cash.
1.5    Termination of Employment.
(d)Termination of Employment - In General. Upon termination of the Participant’s employment with SunCoke and its Affiliates prior to the Determination Date for any reason other than a Qualifying Termination or due to death or permanent disability, the Participant shall forfeit 100% of such Participant’s PSUs, together with the related Dividend Equivalents, and the Participant shall not be entitled to receive any Common Stock or any payment of any Dividend Equivalents with respect to the forfeited PSUs.
(e)Qualifying Termination of Employment. In the event of the Participant’s Qualifying Termination prior to the Determination Date, the Participant’s outstanding PSUs and Dividend Equivalents shall vest immediately at the higher of (i) the target level or (ii) the actual performance level based on Total Shareholder Return calculated as of the date of the Change in Control and pre-tax ROIC calculated as of the fiscal quarter ending on or immediately prior to the date of the Change in Control, and shall be paid in the form described in Section 1.4(c) above within one month following such Qualifying Termination.
(f)Termination of Employment Due to Death or Permanent Disability. In the event of the Participant’s termination of employment due to death or permanent disability prior to the Determination Date, the Participant’s outstanding PSUs and Dividend Equivalents shall vest immediately at the target level and be paid in the form described in Section 1.4(c) above within one month following such termination of employment.
(g)Termination Due to Retirement. In the event of the Participant’s termination of employment with SunCoke and its Affiliates prior to the Determination Date due to Retirement, the Participant’s PSUs and Dividend Equivalents shall remain outstanding and shall be adjusted at the end of the performance period as described in Section 1.4. The Participant shall vest in a pro rata portion of the adjusted PSUs determined by multiplying the number of PSUs by a fraction, the numerator of which is the number of full months that have elapsed from the beginning of the performance period to the employment termination date and the denominator of which is the number of full months in the performance period. The Participant also shall vest in the adjusted pro rata portion of the related Dividend Equivalents. The Participant’s PSUs and Dividend Equivalents that vest shall be paid in the form described in Section 1.4(c) above within one month following the Determination Date.
For purposes of this Section 1.5,
(i)a Participant’s termination of employment shall not be deemed to be a “Retirement” unless: (x) such termination is other than for Just Cause; (y) the Participant has attained at least 55 years of age; and (z) the Participant’s age, when added to such Participant’s years of credited service with the SunCoke and/or its Affiliates, equals at least 65 years; and
(ii)a Participant shall have a “permanent disability” if he is found to be disabled, under the terms of SunCoke’s long-term disability policy in effect at the time of the Participant’s termination, due to such condition or if the Committee in its discretion makes such determination.

ARTICLE II

GENERAL PROVISIONS

2.1    Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of the PSU Award covered by this Agreement and the terms and conditions of the Plan under which such PSUs are granted, the provisions in the Plan shall govern and prevail. The PSUs, the related Dividend Equivalents and this Agreement are each subject in all respects to, and SunCoke and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms.
2.2    Tax Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes.
(h)Payment in Cash. Cash payments in respect of any vested PSU or Dividend Equivalent shall be made net of any applicable federal, state, or local withholding taxes.
(i)Payment in Stock. Immediately prior to the payment of any shares of Common Stock to Participant in respect of vested PSUs, the Participant shall remit an amount sufficient to satisfy any Federal, state and/or local withholding tax due on the receipt of such Common Stock. At the election of the Participant, and subject to such rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Common Stock (otherwise payable to Participant in respect of such vested PSUs) having a value, as of the date that such vested PSUs first became payable, sufficient to satisfy the applicable tax obligation.
2.3    Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and Awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding.
2.4    Amendment. This Agreement may be amended in accordance with the terms of the Plan.
2.5    Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.
2.6    Governing Law. The validity, construction, interpretation and effect of this instrument shall be governed exclusively by and determined in accordance with the law of the State of Delaware (without giving effect to the conflicts of law principles thereof), except to the extent preempted by federal law, which shall govern.
2.7    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to SunCoke shall be deemed to have been duly given or made upon actual receipt by SunCoke. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:
(a)    If to SunCoke:        SunCoke Energy, Inc.
Compensation Committee of the Board of Directors
1011 Warrenville Road
Lisle, IL 60532
Attention: Corporate Secretary

(b)	If to the Participant: To the address for Participant as it appears on SunCoke’s records.
2.8    Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.9    Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.
2.10    Forfeiture. The shares of Common Stock or cash payments received in connection with the Award granted pursuant to this Agreement constitute incentive compensation. The Participant agrees that any shares of Common Stock or cash payments received with respect to the Award will be subject to any clawback/forfeiture provisions applicable to SunCoke that are required by any law in the future, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any applicable regulations.
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This Award is conditioned upon the acceptance by the Participant of the terms and conditions of the Award as set forth in this Agreement. To accept this Agreement, a Participant must access E*Trade Financial Services’ website.

SunCoke Energy, Inc.
Long Term Performance Enhancement Plan
Performance Share Unit Agreement
Exhibit A

SunCoke 20___ - to 20___ Performance Share Metrics

		Threshold	Target	Maximum
	Weight	0%	100%	200%
Average 3-year SXC TSR versus S&P 600 (20___ -to 20___)	50%	25th Percentile	50th Percentile	75th Percentile

3-year average pre-tax return on capital (ROIC) Coke & Logistics only	50%	_____%	_____%	_____%
Performance between threshold target and maximum will be adjusted proportionately 3-year TSR calculation: (10-day closing average minus10-day opening average)/ 10-day opening average

At the end of the three-year performance period (December 31, 20___), the Shares subject to the PSU Award will be multiplied by the performance payout percentage, which is based on the level of attainment of the performance metrics for the performance period.